Exhibit 10.85

SEPARATION AGREEMENT

          THIS SEPARATION AGREEMENT (“the Agreement”) is entered into on the 5th day of October, 2010, by and among Jorge Enrique Alvarado Amado, an individual (“Alvarado”), Elandia/Desca Holdings, LLC, a Delaware limited liability company, on behalf of itself and all of its Subsidiaries (collectively, the “Company”), and eLandia International Inc., a Delaware corporation (“eLandia”). Alvarado, the Company and eLandia are each referred to herein as a “Party” and collectively as the “Parties.”

Preliminary Statements

          A.     Alvarado is currently employed by the Company pursuant to that certain Amended and Restated Executive Employment Agreement, dated as of July 1, 2009 (the “Employment Agreement”), a copy of which is attached as Exhibit A hereto;

          B.     Pursuant to a Securities Purchase Agreement, dated as of July 1, 2009 (the “Purchase Agreement”), eLandia acquired certain equity interests in the Company from Alvarado;

          C.     In connection with the transactions contemplated by the Purchase Agreement, eLandia delivered to Alvarado: (i) a promissory note in the principal amount of $500,000 representing a portion of the purchase price under the Purchase Agreement (the “Note”), and (ii) 2,500,000 shares of common stock of eLandia (the “eLandia Shares”), one-half of which are currently being held pursuant to an Escrow Agreement, dated as of July 1, 2009 (the “Escrow Agreement”) in order to satisfy certain claims for indemnification which eLandia may have against Alvarado under Purchase Agreement;

          D.     As a condition to eLandia’s obligations under the Purchase Agreement, the Parties entered into that certain Amended and Restated Non-Compete and Non-Solicitation Agreement, dated as of July 1, 2009 (the “Non-Compete Agreement”), a copy of which is attached as Exhibit B hereto;

          E.     The Parties have agreed that Alvarado’s employment with the Company shall be terminated effective as of the date hereof; and

          F.     In consideration of the Company’s willingness to provide Alvarado with severance pay, and for other good and sufficient consideration, the sufficiency of which is hereby acknowledged, Alvarado is willing to release the Company and eLandia of any claims that Alvarado might have against the Company or eLandia, and make the other commitments set forth in the Agreement.

          NOW, THEREFORE, in consideration of mutual promises, covenants and releases contained within this Agreement and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties hereto agree as follows:

AGREEMENT

          1.     Preliminary Statements. All of the foregoing Preliminary Statements are true and correct and hereby incorporated into this Agreement.

          2.     Termination of Employment; Resignations. Alvarado’s employment relationship with the Company is hereby terminated for other than Cause (as defined in the Employment Agreement) effective as of the date hereof (the “Separation Date”) pursuant to Section 5(d) of the Employment Agreement. Except as otherwise provided herein, as of the Separation Date all employment rights, privileges, responsibilities and liabilities of the Parties are hereby terminated. Except as set forth herein and in the Employment Agreement (with respect to provisions which specifically survive termination thereof), the terms and conditions of the Employment Agreement are hereby terminated with no further force or effect. Effective upon the Separation Date, Alvarado hereby resigns as an officer, director and all other positions held with the Company and all Subsidiaries and Affiliates thereof. Without limiting the generality of the foregoing, all powers of attorney and similar authorizations held by Alvarado are hereby terminated with no further force or effect. Alvarado shall promptly execute and deliver such documents and take such further actions as the Company or eLandia shall require in order to effectuate the foregoing resignations and terminations in each of the jurisdictions in which the Company or any of its Subsidiaries have operations.

          3.     Irrevocable Termination of Participation and Entitlement. Alvarado acknowledges that as of the Separation Date, Alvarado has been paid all amounts and benefits due to him and that except as otherwise provided herein, the Company is not and shall not be obligated to pay any additional money, amounts or benefits to Alvarado. Alvarado agrees and recognizes that Alvarado’s relationship with the Company has been permanently and irrevocably severed, that Alvarado will not apply for or otherwise seek re-employment with the Company, eLandia or any of their respective Affiliates and Subsidiaries at any future time, or apply for or otherwise seek employment with any successor to such entities, and that neither the Company, eLandia nor any of their respective Affiliates, Subsidiaries or successors has any obligation, contractual or otherwise, to rehire, recall, or re-employ Alvarado in the future. Alvarado further agrees that this forbearance to seek future employment as just stated is purely contractual and is in no way involuntary, discriminatory, or retaliatory.

          4.     Severance Pay. Subject to Alvarado’s full compliance with the terms and conditions set forth herein, the Company shall pay Alvarado his base salary in the amount of $250,000 for a 12-month period (the “Severance Period”) following the effective date hereof. Such payment shall be payable in installments consistent with the Company’s normal payroll schedule, subject to applicable withholding and other taxes. In addition, subject to Alvarado’s timely electing COBRA continuation coverage, the Company shall continue to pay health insurance premiums in the same proportion as if Alvarado had remained an active employee for purposes of group medical coverage for Alvarado and his family (as in effect immediately prior to Alvarado’s termination) until the earlier of: (1) the expiration of the Severance Period; or (2) the date upon which Alvarado becomes eligible for coverage under the group health plans of another employer.

          5.     Additional Consideration. In addition to the severance pay and other benefits set forth above, Alvarado shall be entitled to the additional consideration described below. The following payments are subject to Alvarado’s full and continuing compliance with the provisions of this Agreement, the Non-Compete Agreement and the surviving provisions of the Employment Agreement. All efforts by Alvarado set forth below shall be made in full compliance with applicable laws and the policies and procedures of the Company and eLandia.

               (a)     Alvarado shall use his commercially reasonable best efforts to assist eLandia in securing the November 2011 payment under its customer contract with Corporación Nacional de Telecomunicaciones del Ecuador (“CNT”). If eLandia receives full payment in the approximate amount of $10.6 million from CNT (less any applicable withholding that may be legally or contractually required), plus any associated value added tax, at a cost (interest or otherwise) to eLandia of less than $900,000, prior to December 31, 2010, Alvarado shall be entitled to a bonus payment in the amount of $100,000. Such bonus shall be payable within three business days of eLandia’s receipt of the payment from CNT. In the event that the payment from CNT is not received prior to December 31, 2010, Alvarado shall not be entitled to any bonus payment under this Section 5(a).

               (b)     Alvarado shall use his commercially reasonable best efforts to assist eLandia in securing the November 2010 payment under its customer contract with CNT. If eLandia receives full payment in the approximate amount of $10.6 million from CNT (less any applicable withholding that may be legally or contractually required), plus any associated value added tax, prior to December 15, 2010, Alvarado shall be entitled to a bonus payment in the amount of $75,000. Such bonus shall be payable within three business days of eLandia’s receipt of the payment from CNT. In the event that the payment from CNT is not received prior to December 15, 2010, Alvarado shall not be entitled to any bonus payment under this Section 5(b).

               (c)     Alvarado shall use his best efforts to assist eLandia in securing payment under its customer contract with Petróleos de Venezuela S.A. (“PDVSA”). If eLandia receives payment of at least 95% of the outstanding balance due from PDVSA prior to November 30, 2010, Alvarado shall be entitled to a bonus payment in the amount of $75,000. Such bonus shall be payable within three business days of eLandia’s receipt of the payment from PDVSA. In the event that the payment from PDVSA is not received prior to November 30, 2010, Alvarado shall not be entitled to any bonus payment under this Section 5(c).

In connection with Alvarado’s collection efforts under this Section 5, eLandia shall reimburse Alvarado for any reasonable out-of-pocket business and travel expenses actually incurred by Alvarado, provided that, eLandia must pre-approve all such expenses in writing prior to being incurred by Alvarado and such reimbursement shall be subject to Alvarado submitting proper substantiation of the subject expenses.

          6.     Claims Under the Purchase Agreement. Alvarado acknowledges that eLandia has certain set-off rights with respect to amounts due under the Note and certain indemnification claims under the Purchase Agreement which may be satisfied with all or a portion of the eLandia Shares. Subject to the terms of this Section 6, eLandia hereby waives (and releases Alvarado from) any such Purchase Agreement indemnification claims for matters arising prior to or following the Separation Date; provided, however, that such waiver and release with respect to Purchase Agreement indemnification claims for matters arising following the Separation Date shall not apply to such claims relating to or arising from any intentional misconduct by Alvarado. Any payments to Alvarado under this Section 6 are subject to Alvarado’s full and continuing compliance with the provisions of this Agreement, the Non-Compete Agreement and the surviving provisions of the Employment Agreement. With respect to eLandia’s waiver of its outstanding indemnification rights and claims as described above, Alvarado and eLandia agree as follows:

               (a)      Alvarado shall immediately surrender to eLandia all stock certificates representing the eLandia Shares in Alvarado’s possession and shall irrevocably instruct the escrow agent under the Escrow Agreement to immediately deliver to eLandia all certificates representing the eLandia Shares currently being held in escrow. In addition, Alvarado shall immediately surrender to eLandia for cancellation all warrants (or other convertible securities) to purchase shares of common stock of eLandia held by Alvarado. Alvarado shall execute and deliver to eLandia such stock powers and other assignment documents as eLandia shall deem necessary to transfer all of Alvarado’s right, title and interest in the eLandia Shares any all warrants to eLandia. Alvarado hereby represents and warrants that such eLandia Shares and warrants are free and clear of any and all security interests, pledges, claims and other encumbrances;

               (b)     The Note, as modified by that certain letter agreement dated July 25, 2010, is hereby further amended and modified to provide that eLandia will pay the outstanding balance thereof to Alvarado in monthly installments in accordance with the payment schedule set forth on Exhibit C attached hereto, until paid in full; provided, however, the entire outstanding balance under the Note shall be due within three business days of eLandia’s receipt of the November 2011 payment of $10.6 million from CNT. In the event eLandia does not receive payment from CNT of the $10.6 million in full (less any applicable withholding that may be legally or contractually required), or at the reduced amount allowed pursuant to Section 5(a), then payments shall continue to be made in monthly installments as set forth on Exhibit C until the Note is fully paid. Except as modified hereby, the terms and conditions of the Note shall remain the same and eLandia shall continue to have the right to set-off amounts due under the Note to satisfy any claims which eLandia may have as a result of or relating to actions or omissions by Alvarado occurring after the Separation Date, subject to the waiver of indemnification claims by eLandia described in the introductory paragraph of this Section 6.

               (c)     Upon the effective date of this Agreement, eLandia shall transfer to Alvarado all of its (or any of its Subsidiaries’) current ownership interest in Magna Consult L.L.C., a Florida limited liability company, or any of its Affiliates (collectively, “Magna Consult”), and shall execute and deliver such documents as may be reasonably necessary to effectuate such transfer; provided, however, that such transfer shall be subject to the prior written approval of Jose Luis Molina, CEO of Magna Consult. Historically, Magna Consult has been solely engaged in providing consulting services. Notwithstanding the foregoing, if at any time following the Separation Date and through the expiration of the Restricted Period (as defined in the Non-Compete Agreement), Magna Consult engages in network and systems integration product sales or managed services, Alvarado shall immediately transfer back to eLandia the ownership interests in Magna Consult previously owned by eLandia ownership interests in Magna Consult previously owned by eLandia.

          7.     Release of Claims by Alvarado. In consideration of the promises made by the Company in this Agreement, Alvarado, on Alvarado’s own behalf, and on behalf of Alvarado’s relatives and heirs, executors, administrators and assigns, irrevocably and unconditionally releases, waives, acquits, and forever discharges the Company, eLandia, any entities Affiliated to the Company or eLandia by common ownership, including parent and Subsidiary corporations, and their current and former officers, directors, managers, employees, and their respective agents, officials, representatives, attorneys, insurance carriers and any other entity related to or Affiliated with them (collectively, “the Releasees”), of and from any and all manner of actions, suits, claims of any kind or nature whatsoever, known or unknown, in law or equity, including, without limitation of the foregoing general terms, any claims against any of the Releasees arising out of or in connection with the Purchase Agreement or Alvarado’s employment and/or the termination of Alvarado’s employment with the Company, and any claims of discrimination, wrongful discharge, breach of contract, tort and any other personal injury claims, and any claims that the Company violated any law and any claim for additional benefits, and specifically including any rights and claims relating to defamation, workers’ compensation, fraud, misrepresentation, battery, false imprisonment, intentional or negligent infliction of emotional distress, negligent or willful hiring/retention/supervision, fraudulent inducement for entering into this Agreement, breach of any covenant of good faith and fair dealing, negligence, commission, vacation pay, overtime pay, termination or severance pay, the proceeds of any insurance or disability plans, or any other fringe benefits of any kind whatsoever. Alvarado covenants and agrees that, to the maximum extent permitted by applicable law, he will not sue or file or institute or maintain any lawsuit, grievance or arbitration against the Company with respect to any of the claims, matters and issues covered by this release, under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, any federal or state whistleblower statute, the Family and Medical Leave Act, the Age Discrimination in Employment Act, ERISA, the Equal Pay Act, the Fair Labor Standards Act, the Florida Civil Rights Act or any federal, state, or local laws (or ordinances) prohibiting employment discrimination or restricting an employer’s right to take personnel action with respect to its employees (each as amended) as well as any other regulation, under the common law of any province or state, or under any contract or any other theory of relief. Further, in any legally authorized action, Alvarado waives the right to any form of recovery, compensation or other remedy or relief of any kind. In the event that Alvarado violates any part of this paragraph, the Company shall be entitled to recover damages from Alvarado, including but not limited to attorneys’ fees and the costs of defending such a suit or claim. This release does not apply to any default by the Company under this Agreement or the Note or any action to enforce this Agreement or the Note.

          8.     Acknowledgements. Alvarado acknowledges being advised in writing, before signing this Agreement, that Alvarado should consult an attorney regarding this Agreement. Alvarado acknowledges being given a period of at least 21 days within which to consider this Agreement, and that Alvarado has knowingly and voluntarily entered into this Agreement in consideration of the severance pay and other consideration provided by the Company.

          9.     Alvarado’s Revocation Right and Effective Date of the Agreement. For a period of seven days following the execution of this Agreement, Alvarado may revoke or cancel this Agreement, and this Agreement shall not become effective or enforceable until this revocation period has expired. In other words, this Agreement shall automatically become effective in seven days following execution unless Alvarado revokes it first. Alvarado shall provide the Company and eLandia with a signed, written notice of revocation if Alvarado desires to exercise this right.

          10.     Return of Company Documents and Materials. As of the Separation Date, Alvarado shall have returned to the Company all documents, letters, notes, programs, software, media, photographs, lists, manuals, records, financial information, notebooks, and similar repositories of or containing “Confidential Information” (as defined in the Employment Agreement), including all copies thereof, whether prepared by Alvarado or others, that are in Alvarado’s possession. Except as set forth on Exhibit D attached hereto, Alvarado hereby represents and warrants that, as of the Separation Date, there are no materials or other items of Confidential Information (or containing Confidential Information) which are in the possession of Alvarado. Alvarado hereby reaffirms and ratifies his non-disclosure obligations as set forth in Section 6 of the Employment Agreement and shall not at any time divulge, communicate, use to the detriment of the Company, eLandia or any of their respective Affiliates and Subsidiaries, or for the benefit of any other Person or Persons, or misuse in any way, any Confidential Information. Alvarado reaffirms that any such Confidential Information shall be deemed a valuable, special and unique asset of the Company or eLandia, as the case may be, that has been received by Alvarado in confidence and as a fiduciary, and Alvarado shall remain a fiduciary to the Company and eLandia with respect to all of such information.

          11.     Confidentiality. Alvarado agrees that he will not, either directly or indirectly, disclose the terms of this Agreement to any other Person, other than to members of Alvarado’s immediate family (if Alvarado first obtains a confidentiality commitment from such Persons), Alvarado’s tax advisors and attorneys, the Internal Revenue Service, or unless required to do so by court order or lawfully issued subpoena. Alvarado specifically agrees not to disclose the amount of severance except as permitted by this Section.

          12.     Restrictive Covenants. Alvarado hereby restates, ratifies and reaffirms each and every term, condition, covenant and agreement heretofore made by Alvarado in the Non-Compete Agreement and such terms, conditions, covenants and agreements are incorporated herein as if fully set forth in this Agreement; provided, however, that (i) the non-solicitation of employees restrictive covenant set forth in Section 1(d) of the Non-Compete Agreement shall not apply to Alvarado’s solicitation of Gerardo Guarino, Vivian Pineda or Viviana Lopez; and (ii) the non-solicitation of Restricted Customers restrictive covenant set forth in Section 1(c) of the Non-Compete Agreement shall not apply to Alvarado’s solicitation through Magna Consult, solely for consulting services, of current Restricted Customers of the Company meeting the following criteria: existing customers of Magna Consult which are also currently existing Restricted Customers of the Company. The Parties shall, in good faith, identify the Restricted Customers of the Company which meet the foregoing criteria within five days of the date of this Agreement. It is expressly understood by the Parties that this exception to the Non-Compete Agreement shall not apply to the solicitation of Restricted Customers in connection with network and systems integration product sales or managed services which shall not be permitted. Alvarado agrees that he shall continue to be bound by each of the restrictive covenants and other obligations set forth in the Non-Compete Agreement for a period of 12-months from the Separation Date.

          13.     Covenant Not to Sue.

               (a)     Alvarado, directly or indirectly, individually or through any entity he may own or otherwise Control or is Affiliated with, promises not to institute any future suits or proceedings at law, in equity, in arbitration or any administrative or bankruptcy proceedings in any domestic or foreign jurisdictions against the Company, eLandia, or any of their respective Affiliates, Subsidiaries, officers, directors, employees, attorneys, representatives or agents for or on account of any claim or cause of action arising out of any event that occurred prior to the effective date of this Agreement, including but not limited to any claim or cause of action described in this Agreement or based upon any matter purported to be released hereby, and further agrees that no such claim shall be instituted by anyone else on behalf of Alvarado.

               (b)     Each of the Company and eLandia, directly or indirectly, individually or through any entity the Company or eLandia may own or otherwise Control or are Affiliated with, promises not to institute any future suits or proceedings at law, in equity, in arbitration or any administrative or bankruptcy proceedings in any domestic or foreign jurisdictions against Alvarado or any of his Affiliates for or on account of any claim or cause of action arising out of any event that occurred prior to the effective date of this Agreement.

          14.     Further Agreements. Alvarado agrees that as further consideration for receipt of the severance and other payments set forth above, he will fully cooperate with the Company and eLandia to the extent possible, in the location of any documents and the completion of any tasks which relate to Alvarado’s previous duties. Without limiting the generality of the foregoing, Alvarado shall execute and deliver all such documents and shall take such actions as the Company shall deem necessary to transfer and assign to the Company all right, title and interest in and to all property and assets (tangible and intangible) of the Company or eLandia or any of their respective Affiliates and Subsidiaries including, without limitation, domain names (including Desca.com) and all other intellectual property of the Company or eLandia or any of their respective Affiliates and Subsidiaries.

          15.     Ownership of Copyrights and Trade Secrets. All information, technology, software or systems developed or generated by the Company or eLandia during Alvarado’s employment by or relationship with the Company, including all intermediate and partial versions thereof (“Work Product”), whether or not protected by copyright, are the sole property of the Company and Alvarado shall at all time hereafter refrain from using, directly or indirectly, any such Work Product. All copyrightable aspects of the Work Product are “works made for hire” within the meaning of the Copyright Act of 1976 (“the Act”), as amended, of which the Company is deemed the “author” within the meaning of said Act. All such copyrightable works, as well as all copies of such works in whatever medium fixed or embodied, are owned exclusively by the Company and Alvarado hereby expressly disclaims any interest in such Work Product. In the event and to the extent that any of the Work Product, or any part or element thereof, is found as a matter of law not to be a “work made for hire” within the meaning of the Act, Alvarado hereby assigns to the Company the sole and exclusive right, title and interest in and to all such works, and all copies of them, without further consideration, and agrees to assist the Company to register and, from time to time thereafter, to enforce all patents, copyrights and other intellectual property rights and protections relating to any of the Work Product.

          16.     Additional Agreements. The Parties agree to the following additional terms and conditions:

               (a)     Following the Separation Date, the Company and eLandia, as the case may be, shall use their commercially reasonable best efforts to promptly obtain releases of any personal guaranties executed by Alvarado for the benefit of the Company, eLandia or any of their respective Subsidiaries. In connection with such efforts, the Company and eLandia shall indemnify and hold Alvarado harmless from any liability, loss, cost or expense (including reasonable attorneys’ fees) associated with such personal guaranties and the enforcement thereof by the subject third parties.

               (b)     Following the Separation Date, the Company shall promptly reimburse Alvarado for all reasonable expenses actually paid or incurred by Alvarado through the date hereof all of which are identified in detail on Exhibit E attached hereto. Such reimbursement shall be subject to Alvarado submitting proper substantiation and the terms and conditions of the Employment Agreement with respect to expense reimbursement.

               (c)     Upon the Separation Date, Alvarado shall deliver to the Company all Company credit cards in his possession for immediate cancellation. The Company shall waive and release Alvarado from any amounts charged to such credits cards, by any Person other than Alvarado, following the date which Alvarado delivers same to the Company.

               (d)     Alvarado shall continue to make payments with respect to a Land Rover vehicle (VIN# ______________________) located in Costa Rica and which is currently titled in the name of the Company. Alvarado shall also continue to maintain, at his expense, insurance for the vehicle covering the Company and himself for Alvarado’s use of the vehicle. At such time as all payments have been made in full with respect to the vehicle and Alvarado provides the Company with written evidence of such payoff, the Company shall take such actions as are reasonably necessary to transfer the title to such vehicle to Alvarado.

          17.        Representations. Each Party hereby represents and warrants to each other Party that:

               (a)     It has the full power, capacity, authority and right to execute and deliver this Agreement and to perform its obligations hereunder.

               (b)     This Agreement has been duly authorized by all necessary action and constitutes such party’s valid and binding agreement, enforceable against such party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

               (c)     No approval, authorization, consent or filing is required in connection with its execution, delivery and performance of this Agreement which has not heretofore been obtained or made.

In addition, Alvarado hereby represents and warrants that, at all times during his employment by the Company: (i) he has not intentionally violated any applicable laws, regulations and rules relating to the operations of the Company or otherwise; and (ii) he has not intentionally breached his fiduciary duties.

          18.    Disclaimer of Liability. The Agreement does not constitute and shall not be construed as an admission of liability or wrongdoing by any of the Parties, or by the Releasees, and the Parties expressly deny that they have done anything wrong or unlawful in connection with Alvarado’s employment, or the termination of that employment.

          19.    Certain Definitions. As used herein, the following terms shall have the meanings set forth below:

          “Affiliates” (including the term “Affiliated with”) means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with such specified Person.

          “Control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or to cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

          “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).

          “Restricted Customers” means any Person to whom or to which goods or services within the business of the Company were provided by the Company (or any Affiliate of the Company), during the 12-month period prior to the date of the closing of the Purchase Agreement, or at any time during the Restricted Period (as defined in the Non-Compete Agreement), and any potential customer of the Company (or any Affiliate of the Company) which was actively solicited during the 12-month period prior to the date of the closing of the Purchase Agreement, or at any time during the Restricted Period.

          “Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or Control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

          20.     Entire Agreement. This Agreement (along with the Non-Compete Agreement and the surviving provisions of the Employment Agreement) the entire agreement between or among the Parties with regard to the matters set forth herein, and supersedes any and all prior negotiations, correspondence, understandings, and agreements between or among the Parties with respect to the subject matter thereof. There shall be no modifications or amendments to this Agreement, except by instrument in writing executed by authorized representatives of the Parties hereto.

          21.     Notices. All notices that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and delivered personally or by a recognized courier service or by registered or certified mail, postage prepaid, to Alvarado at his last known address as set forth in the Company’s records, and to eLandia and the Company at their respective addresses. Any such notice under this Section shall be deemed to have been duly given on the date of personal delivery or on the date of delivery by a national overnight courier service, or on the date of postmark if mailed by certified or registered mail, return receipt requested.

          22.     Agreement Inures to the Benefit. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective officers, directors, agents, representatives, employees, servants, Affiliates, Subsidiaries, attorneys, heirs, successors, assigns, or other representatives, if any, of each of the Parties hereto.

          23.     Execution of Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          24.     Governing Law; Dispute Resolution. This Agreement shall be governed by, and construed and interpreted in accordance with, the substantive laws of the State of Florida, without giving effect to any conflict-of-laws rule or principle that might result in the application of the laws of another jurisdiction. Each of the Parties agree that all disputes, claims, actions or lawsuits between them, arising out of or relating to this Agreement, or for alleged breach of this Agreement, shall be heard and determined by a state court sitting in Miami-Dade County, Florida, or by the United States District Court for the Southern District of Florida, or by any of the appellate courts which review decisions of those courts (collectively, the “Florida Courts”). The Parties expressly submit to the exclusive jurisdiction of the Florida Courts for adjudication of all such disputes, claims, actions and lawsuits arising out of or relating to this Agreement, or for alleged breach of this Agreement, and agree not to bring any such action or proceeding in any other court. Each of the Parties waive any defense of inconvenient forum as to the maintenance of any action or proceeding brought pursuant to this Section of the Agreement in the Florida Courts, and waive any bond, surety, or other security that might be required of the other Parties with respect to any aspect of such action, to the extent permitted by law; provided, however, that each of the Parties may bring a proceeding in a different court, jurisdiction or forum to obtain collection of any judgment, or to obtain enforcement of any injunction or order, entered against the other Parties by the Florida Courts.

          25.     Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.

          26.     Equitable Remedies; Additional Remedies. In addition to instituting and prosecuting an action to obtain damages and other relief for violations or breaches hereof, each Party shall be entitled to obtain injunctive and other equitable relief, or any combination of the foregoing that the Parties may elect to pursue in accordance with this Agreement. All remedies provided by this Agreement shall be deemed to be cumulative and additional and not exclusive of one another or of any other remedy available to the Parties at law or in equity. In the event that Alvarado shall breach any of the provisions of this Agreement, the Non-Compete Agreement or any of the surviving provisions of the Employment Agreement or if any of Alvarado’s representations and warranties set forth herein or therein are untrue, in addition to all other rights which the Company or eLandia shall have hereunder, the Company and eLandia (as the case may be) shall have the right to immediately terminate all payments to Alvarado hereunder including, without limitation, all severance payments and all payments arising under the Purchase Agreement and the Note, and Alvarado hereby releases the Company and eLandia from any claims, losses or damages arising therefrom.

          27.     Attorney’s Fees. In the event of a dispute between or among the Parties with respect to this Agreement, the prevailing party shall be entitled to recover such Party’s reasonable attorneys’ fees and costs, whether incurred during trial, on appeal or in bankruptcy proceedings.

          28.     Full Knowledge and Volition. Alvarado acknowledges executing this Agreement freely and voluntarily and knowingly and without coercion or threats of any kind. Alvarado also acknowledges and confirms that the only considerations for signing the Agreement are the terms and conditions stated in the Agreement, that no other promise or agreement of any kind, except those set forth in the Agreement, has been made by any Person to cause Alvarado to sign the Agreement, and that Alvarado fully understands its meaning and intent. Employee also acknowledges being informed that various federal, state and local laws prohibit employment discrimination based on age, sex, race, color, national origin, religion, disability, and marital status, and that these laws are enforced by the Equal Employment Opportunity Commission and/or other federal, state and local agencies. Alvarado also acknowledges being advised to discuss the Agreement with Alvarado’s personal attorney and being told that in any event Alvarado should thoroughly review and understand the Agreement before signing it.

          29.     Construction. This Agreement shall not be construed more strictly against one Party than the other, merely by virtue of the fact that it may have been prepared by counsel for one of the Parties, it being recognized that each of the Parties have contributed substantially and materially to the negotiation and preparation of this Agreement.

[Signatures Begin on Following Page]

WHEREFORE, the Parties have duly executed this Separation Agreement as of the date first written above.

/s/ Jorge Enrique Alvarado Amado
Jorge Enrique Alvarado Amado

ELANDIA/DESCA HOLDINGS, LLC

By:	/s/ Harley L. Rollins
Name:	Harley L. Rollins
Title:	CFO

ELANDIA INTERNATIONAL INC.

By:	/s/ Harley L. Rollins
Name:	Harley L. Rollins
Title:	CFO